Exhibit 10.5

February 5, 2015

Mr. George W. Bickerstaff

Re:                             Viventia Bio Inc.

Dear George:

On behalf of Viventia Bio Inc., a Canadian corporation (the “Company”).  I am very pleased you have agreed to join our board of directors (the “Board”).  This agreement lays out the terms and conditions in connection with your service.  Should you have any questions or concerns please do not hesitate to let me know.

1.                                      Appointment.  You will be appointed to the Board effective as of January 15, 2015.

2.                                      Cash Compensation for Board Service.  In consideration for your regular attendance of meetings of the Board and carrying out other Board duties, the Company will pay you a fee of $8,750 quarterly in arrears (for annualized fee of $35,000) plus a fee of $2,000 per meeting of the Board for each meeting (the “Board Compensation”).  You will also be entitled to reimbursement of your reasonable out-of-pocket travel expenses with respect to your attendance at Board meetings. Notwithstanding the foregoing, the Board Compensation and other terms and conditions of your service will be subject to modification by the Board in its sole discretion.

3.                                      Restricted Stock Award.  The Company will grant to you in consideration for future services a restricted stock award for 20,000 shares of the Company’s Common Stock (the “Shares”), which vests in equal monthly installments over three years, and an annual stock grant of 10,000 shares, which vests in equal monthly installments over one year.

The Shares shall be subject to the terms and conditions of the Company’s Equity Incentive Plan (the “Plan”) and a restricted stock agreement by and between you and the Company (the “Restricted Stock Agreement”).  Subject to your continued service on the Board, the Shares shall vest and the forfeiture restrictions applicable to the Shares shall lapse in accordance with the terms of the Plan and the Restricted Stock Agreement.

4.                                      Indemnification.  As a director, you will be entitled to indemnification under the Company’s organizational documents as well as pursuant to a separate indemnification agreement to be entered into between you and the Company should you accept this offer.  In addition, the Company will also carry director and officer liability insurance and you will be a covered person under any such policy maintained by the Company during the term of your service on the Board.

5.                                      Proprietary Information.  You agree that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  In consideration for the Company sharing with you the Company’s Proprietary Information, you agree (a) that you will not disclose any Proprietary Information to any person or entity other than employees or advisors of the Company or use the same for any purposes (other than in the performance of your duties as a member of the Board) without written approval by an officer of the Company, either during or after you serve as a member of the Board, unless and until such Proprietary Information has become public knowledge without your fault, and (b) that any materials containing Proprietary Information which shall come into your custody or possession shall be and are the exclusive property of the Company to be used only in the performance of your duties for the Company.  All such materials or copies thereof and all tangible property of the Company in your custody or possession shall be delivered to the Company upon the earlier of (i) our request or (ii) termination of your service on the Board.  After such delivery, you shall not retain any such materials or copies thereof or any such tangible property.  You agree that your obligations not to disclose or to use Proprietary Information and materials containing Proprietary Information and to return materials and tangible property also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to you or the Company.

6.                                      Assignment of Inventions.  In consideration for the Company sharing with you the Company’s Proprietary Information, you further agree that all inventions, discoveries, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by you, solely or jointly with others, during any meeting, discussions or negotiations with representatives of the Company (“Inventions”), or thereafter if resulting or directly derived from Proprietary Information, shall be the sole property of the Company, and you hereby assign to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere.

7.                                      Obligations to Third Parties.  You represent that your service as a member of the Board does not and will not breach any agreement you have with any current or former employer or any other person (including without limitation any nondisclosure or non-competition agreement), and that you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

8.                                      Publicity.  You permit, and will cooperate with, the Company to issue any press releases or public announcements concerning your service as a member of the Board, including, but not limited to, disclosures that are required to be made by the Company by law; provided, however, that the Company shall use its commercially reasonable efforts to consult with you with respect to the text thereof.

9.                                      Governing Law.  This offer letter shall be interpreted according to and governed by the law of the Commonwealth of Pennsylvania applicable to agreements made and performed within the Commonwealth of Pennsylvania without reference to its choice of law rules.

10.                               Entire Agreement.  This offer letter constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes any and all prior understandings, statements, warranties, representations and agreements, both oral and written, relating hereto.

11.                               Severability.  If any term of this offer letter is held invalid, illegal, or unenforceable by a court of competent jurisdiction, that term shall be severed and the remaining terms shall continue in full force.

12.                               Counterparts.  This offer letter may be executed in counterparts, including by facsimile signature, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

If you are in agreement with the terms described above, please return a countersigned copy of this offer letter to me. “We look forward to your participation as a member of the Board.  Notwithstanding any other provision herein, this offer letter shall not be binding unless (i) this offer letter is countersigned by you, (ii) you sign and return to the Company the Company’s standard form of consent to act as a member of the Board and (iii) the Company’s sole stockholder formally appoints you to the Board, which is proposed to take place on or about January 15, 2015.

Viventia Bio Inc.

/s/ Stephen Hurly

Stephen Hurly
Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ George Bickerstaff	February 5, 2015
[Name]	Date
George Bickerstaff